ASSIGNMENT AGREEMENT

THIS ASSIGNMENT AGREEMENT is made as of the 2nd day of November, 2011, by and between **STEVEN F. DALLMAN** (*"Transferor"*), **SHOPOFF ADVISORS, L. P.**, a Delaware limited partnership (the *"Transferee"*), and SPT-Vantage Point, LLC, a Delaware limited liability company (the *"Transferee's Assignee"*).

RECITALS

A. Transferor, as buyer, and Lundieck Investments Ltd., a Colorado limited partnership (the *"Seller"*), as seller, are parties to that certain *Contract to Buy and Sell Real Estate* dated June 14, 2011, with an effective date of June 16, 2011, as amended by that certain *[First] Agreement to Amend/Extend Contract* dated August 24, 2011 and that certain *Second Agreement to Amend/Extend Contract* dated as of September 7, 2011 (as amended, the *"Purchase Agreement"*), a copy of which is attached to this Assignment Agreement as Exhibit A and by this reference is made a part hereof, pursuant to which Seller agreed to sell to Transferor, and Transferor agreed to purchase from Seller, the Property (as defined in the Purchase Agreement).

B. Transferor and Transferee entered into that certain *Agreement to Purchase and Sell Interest in Contract to Buy and Sell Real Estate* dated September 7, 2011 (the *"Agreement"*), pursuant to which Transferor agreed to sell to Transferee, and Transferee agreed to purchase, all of the duties and obligations of Transferor under the Purchase Agreement and the Escrow in connection therewith. All capitalized terms used in this Assignment Agreement, unless otherwise defined herein, shall have the meanings attributed to such terms under the Agreement.

C. Transferor now desires to grant, bargain, sell, transfer, and convey to Transferee, and Transferee desires to purchase and accept from Transferor, all of Transferor's right, title and interest and obligations under the Purchase Agreement.

D. Transferee now desires to grant, bargain, sell, transfer and convey to Transferee's Assignee all of Transferee's right, title and interest and obligations under the Purchase Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises above and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Transferor and Transferee, intending to be legally bound, agree as follows:

1. Transfer of Interest in Purchase Agreement. Transferor does hereby grant, bargain, sell, transfer, and convey to Transferee all of Transferor's right, title and interest in, to

and under the Purchase Agreement, and delegates to Transferee all of Transferor's duties, obligations and liabilities under the Purchase Agreement.

2. Acceptance of Interest in Purchase Agreement. Transferee hereby accepts all of Transferor's right, title and interest in, to and under the Purchase Agreement, and the delegation of Transferor's duties, obligations and liabilities under the Purchase Agreement.

3. Assignment of Plans and Agreements. Transferor hereby assigns and transfers to Transferee all right, title and interest of Transferor in and to the plans, specifications, studies, plats, agreements, assessments, reports and surveys, if any, relating to the Property, together with all transferable warranties applicable thereto, excluding, however, any attorney-privileged or confidential information.

4. Reciprocal Indemnities.

(a) Transferee agrees to indemnify, defend (with legal counsel reasonably acceptable to Transferor), and hold harmless Transferor (and its affiliates, subsidiaries, successors, assigns, officers, members and employees) for, from, and against any and all actual or alleged claims, obligations, demands, suits, actions, damages, liabilities, judgments, losses, costs, and expenses (including, without limitation, reasonable attorneys' fees) (collectively, ***"Claims"***) directly or indirectly arising out of, or related to any breach or default by Transferee under the Purchase Agreement occurring on or after the effective date of this Assignment Agreement, except to the extent that Transferee's breach or default was the result of Transferor's breach or default under the Interest Purchase Agreement or the Purchase Agreement.

(b) Transferor agrees to indemnify, defend (with legal counsel reasonably acceptable to Transferee), and hold harmless Transferee (and its parent, affiliates, subsidiaries, successors, assigns, officers, directors and employees) for, from, and against any and all actual or alleged claims, directly or indirectly arising out of, or related to, any breach or default by Transferor under the Purchase Agreement occurring on or before the effective date of this Assignment Agreement, except to the extent that Transferor's breach or default was the result of Transferee's breach or default under the Interest Purchase Agreement or the Purchase Agreement.

5. Transfer of Interest in Purchase Agreement to Transferee's Assignee. Transferee does hereby grant, bargain, sell and convey to Transferee's Assignee all of Transferor's right, title and interest in, to and under the Purchase Agreement, and delegates to Transferee's Assignee all of Transferee's duties, obligations and liabilities under the Purchase Agreement. Transferee's Assignee hereby accepts, absolutely and without condition, such assignment.

6. No Modification. Nothing contained in this Assignment Agreement shall waive, alter, change or modify the terms and provisions of the Interest Purchase Agreement.

7. Governing Law. This Assignment Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.

8. Counterparts. This Assignment Agreement may be executed in as many counterparts as may be deemed necessary and convenient, and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same instrument. Facsimile and electronic copies shall be accepted and binding as originals.

9. Attorneys' Fees. In the event that either party hereto brings an action or proceeding against the other party to enforce or interpret any of the covenants, conditions, agreements, or provisions of this Assignment Agreement, the prevailing party in such action or proceeding shall be awarded all costs and expenses of such action or proceeding, including, without limitation, attorneys' fees, charges, disbursements, and the fees and costs of expert witnesses. If any party secures a judgment in any such action or proceeding, then any costs and expenses (including, but not limited to, attorneys' fees and costs) incurred by the prevailing party in enforcing such judgment, or any costs and expenses (including, but not limited to, attorneys' fees and costs) incurred by the prevailing party in any appeal from such judgment in connection with such appeal shall be recoverable separately from and in addition to any other amount included in such judgment. The preceding sentence is intended to be severable from the other provisions of this Assignment Agreement, and shall survive and not be merged into any such judgment. This Section shall survive any termination or expiration of this Transfer Agreement.

10. Time of Essence. Time is of the essence with respect to all matters contemplated by this Assignment Agreement.

11. Successors and Assigns. This Assignment Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF, this Transfer Agreement is effective as of the date first above written.

TRANSFEREE:

SHOPOFF ADVISORS, L.P., a Delaware limited partnership

By: ____________________
William A. Shopoff, President

TRANSFEREE'S ASSIGNEE:

SPT-Vantage Point, LLC, a Delaware limited liability company
By: Shopoff Partners, L.P., a Delaware limited partnership,
By: Shopoff General Partner, LLC, its General Partner
By: Shopoff Securities Trust, Inc., its Manager
By: ____________________
Name: William A. Shopoff
Title: President & CEO

TRANSFEROR:

____
STEVEN F. DALLMAN